UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 5, 2007

RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-12619	43-1766315
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Market Street, Suite 2900, Saint Louis, MO	63101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	314-877-7000

_____________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Only the items indicated below are covered by this report.

Item 8.01	Other Events.

On March 5, 2007, Ralcorp Holdings, Inc. issued a press release announcing that it has signed a definitive agreement to purchase Bloomfield Bakers, LLP, and its affiliated entity, Lovin Oven, L.L.C. (together hereinafter referred to as "Bloomfield"). Bloomfield is a California-based manufacturer of nutritional and cereal bars and natural and organic specialty cookies, crackers and cereals sold to branded businesses under co-manufacturing arrangements and to private label customers. Ralcorp has agreed to pay $139.6 million in cash (before the effect of a pending net asset settlement adjustment) for all ownership interests in Bloomfield and plans to finance the acquisition using a combination of cash and borrowings under its $150 million revolving credit agreement, uncommitted credit arrangements and its accounts receivable securitization program. After the transaction, Ralcorp will have approximately $30 million remaining available under its $150 million revolving credit agreement, approximately $8 million available under its uncommitted credit arrangements, and none available under its accounts receivable securitization program. Ralcorp’s ratio of Total Debt to Adjusted EBITDA will be approximately 2.7 to 1.0; however, if our debt agreements did not exclude funding from the accounts receivable securitization program from the definition of Total Debt, then the ratio would be approximately 2.9 to 1.0.

The press release announcing Ralcorp’s agreement to purchase Bloomfield is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Exhibits.

Exhibit 99.1	Press Release dated March 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALCORP HOLDINGS, INC.
(Registrant)

Date:	March 9, 2007	By: /s/T. G. Granneman
T. G. Granneman
Duly Authorized Signatory and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 99.1	Press Release dated March 5, 2007